FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IO BIOTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(h)	2,727,455(3)	$8.08(4)	$22,037,836.40	0.0000927	$2,042.91
Equity	Common Stock, par value $0.001 per share	457(h)	2,396,422(5)	$12.80(6)	$30,674,201.60	0.0000927	$2,843.50
Equity	Common Stock, par value $0.001 per share	457(h)	257,272(7)	$8.08(4)	$2,078,757.76	0.0000927	$192.70
Total Offering Amounts					$54,790,795.76		$5,079.11
Total Fee Offsets							—
Net Fee Due							$5,079.11

(1)

IO Biotech, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register (i) 2,727,455 shares of Common Stock, par value $0.001 per share (the “Common Stock”), for issuance under the IO Biotech, Inc. 2021 Equity and Incentive Plan (the “2021 EIP”) and (ii) up to 2,396,422 shares of Common Stock to be issued in connection with replacement awards granted in exchange for outstanding warrants to subscribe for class A shares of IO Biotech ApS (the “Replacement Warrants”), and (iii) 257,272 shares of Common Stock for issuance under the IO Biotech, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock which may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.
(3)	Represents shares of Common Stock that may be issued under the 2021 EIP.
(4)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $8.08 per share represents the average high and low sales prices of the Common Stock as quoted on the Nasdaq Global Market on February 2, 2022.

(5)	Represents shares of Common Stock that may be issued pursuant to Replacement Warrants.
(6)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $12.80 per share represents the weighted average subscription price per share of the Replacement Warrants.

(7)	Represents shares of Common Stock that may be issued under the ESPP.